Exhibit 10.2

140 Broadway, New York, New York 10005

November 8, 2023

Intrusion Inc.

101 East Park Blvd., Suite 1200

Plano, Texas 75074

Attention: Anthony Scott, President & Chief Executive Officer

Re:Private Investment in Public Equity

Dear Mr. Scott:

This letter (the “Agreement”) constitutes the agreement between Wellington Shields & Co. LLC (the “Placement Agent”) and Intrusion Inc., a Delaware corporation (the “Company”), that the Placement Agent shall serve as the exclusive placement agent for the Company, on a “best efforts” basis, in connection with the proposed private placement (the “Placement”) of the Company’s shares of Common Stock (the “Common Stock”) and warrants to purchase shares of Common Stock (the “Warrants,” and together with the Common Stock, the “Securities”). The Securities actually placed by the Placement Agent are referred to herein as the “Placement Agent Securities.” The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein grants the Placement Agent the power or authority to bind the Company or any Purchaser, or constitutes an obligation that the Company will issue any Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. Certain affiliates of the Placement Agent may participate in the Placement by purchasing some of the Placement Agent Securities. The sale of Placement Agent Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser, in a form reasonably acceptable to the Company and such Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers. The Company retains the right, in its sole discretion, to approve or reject any potential investor in the Placement and to approve or disapprove, in its sole discretion, the final terms and conditions of the Placement.

SECTION 1.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A. Representations of the Company. With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any FINRA member firm among the Company's officers or directors, except for this Agreement or as set forth in the Purchase Agreement.

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SECTION 2.      REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agent, (iv) is and will be a corporate body validly existing under the laws of its place of organization, (v) has full power and authority to enter into and perform its obligations under this Agreement and (vi) has not provided, and will not provide during the pendency of the Placement, to any potential investors, any material nonpublic information relating to the Company other than the information contained in the Transaction Documents. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (vi) above. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3.      COMPENSATION.

A. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent and/or its designees a cash fee (the “Cash Fee”) of 8.00% of the aggregate gross proceeds raised from the sale of the Placement Agent Securities at the Closing to persons other than:

(i)	executive officers and directors of the Company, for which the Cash Fee shall be 4.00% of the aggregate gross proceeds raised from the sale of the Placement Agent Securities to such Persons at the Closing;

(ii)	Family Members of executive officers and directors of the Company, for which the Cash Fee shall be 4.00% of the aggregate gross proceeds raised from the sale of the Placement Agent Securities to such Persons at the Closing;

(iii)	trusts for the direct or indirect benefit of the persons named in (i) and (ii), for which the Cash Fee shall be 4.00% of the aggregate gross proceeds raised from the sale of the Placement Agent Securities to such Persons at the Closing ;

(iv)	corporations, partnerships, limited liability companies, or other business entities all of the equity holders of which consist of the persons named in (i) and (ii) or which are controlled by the persons named in (i) and (ii), for which the Cash Fee shall be 4.00% of the aggregate gross proceeds raised from the sale of the Placement Agent Securities to such Persons at the Closing ; and

(v)	persons listed on Schedule A hereto, for which the Cash Fee shall be 4.00% of the aggregate gross proceeds raised from the sale of the Placement Agent Securities to such Persons at the Closing.

For purposes of this Section 3, “Family Members” means persons related to the applicable executive officer or director by blood, marriage or adoption, not more remote than first cousin.

The Cash Fee shall be paid on each Closing Date.

B. In further consideration of the services to be provided for hereunder, the Company shall reimburse the Placement Agent for all reasonable and documented out-of-pocket legal, due diligence, travel and other transaction fees incurred with the completion of the Placement Agent’s actions hereunder, in an amount not to exceed $75,000. The Company will make all filings required under the “Blue Sky” laws of those jurisdictions as may be reasonably requested by the Placement Agent, and pay all related expenses. If the offering of the Placement Agent Securities and/or the engagement of the Placement Agent as placement agent for the offering of the Placement Agent Securities is terminated before the Closing, then upon such termination, the Company agrees to reimburse the Placement Agent for, and otherwise pay and bear, the full amount of the Placement Agent’s actual accountable expenses validly incurred in connection with the offering of the Placement Agent Securities up to the date of termination, in an amount not to exceed $75,000.

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C. As additional compensation for Wellington’s service, at each Closing Date, the Company shall issue to Wellington or its designees warrants (“Placement Agent Warrants”) to purchase that number of shares of Common Stock equal to 2% of the aggregate number of Shares (or pre-funded warrants in lieu thereof) sold in the Offering. The Placement Agent Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and one-half (4 ½) year period commending 180 days from the last closing date of the Offering at a price per share equal to 125% of the offering price per bundle of Securities to investors in the Offering, and shall be in substantially form agreed upon between the Placement Agent and the Company.

D. The Company shall pay the compensation set forth in Section 3(A) and (C) above, calculated in the manner set forth herein, with respect to any public or private offering of equity securities or securities convertible into, or exchangeable for, equity securities, or other financing (excluding borrowings by the Company under any credit or lending facility with a bank or other lender) or capital-rising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom Wellington had contacted, exclusive of entities or persons identified under Section 3A.(i) through (v) above, during the Engagement Period or introduced to the Company during the Engagement Period, if such Tail Financing is consummated at any time during the 12-month period following the expiration or termination of this Agreement.

E. The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

F. The Company represents that except for the commissions payable to the Placement Agent hereunder, there are no commissions or finder’s fees payable by the Company in connection with the offering of the Placement Agent Securities as a result of the actions of the Company.

SECTION 4.      INDEMNIFICATION.

A.     The Company agrees to indemnify and hold harmless the Placement Agent and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, members, managers, employees, agents and controlling persons (the Placement Agent and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by the Placement Agent of the services contemplated by or the engagement of the Placement Agent pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable and documented out-of-pocket counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Placement Agent’s willful misconduct, fraud, bad faith or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of the Placement Agent pursuant to, or the performance by the Placement Agent of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Placement Agent’s willful misconduct, fraud, bad faith or gross negligence.

B. Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company shall assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

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C. If the indemnification provided for in this Agreement is for any reason held unenforceable by or unavailable to an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable or unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Placement Agent on the other hand, of the Placement as contemplated whether or not the Placement is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable or unavailable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and the Placement Agent, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and the Placement Agent of the Placement as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Placement bear to the fees paid or to be paid to the Placement Agent under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that the Placement Agent shall not be required to contribute any amount in excess of the amount by which fees paid the Placement Agent hereunder (excluding reimbursable expenses) exceeds the amount of any damages which the Placement Agent has otherwise been required to pay.

D.     The Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under the provisions of this Agreement, whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding, without the Placement Agent’s prior written consent, which consent shall not be unreasonably withheld in the case of any claim, action or proceeding involving only the payment of money damages), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability in any way related to or arising out of such claim, action or proceeding and (ii) does not impose any actual or potential liability upon any Indemnified Party and does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of any Indemnified Party or any action or inaction by any Indemnified Party. The Company’s recourse with respect to any liability or obligation of the Placement Agent hereunder shall be limited to the assets of the Placement Agent, and the Company shall have no recourse against, and expressly waives its right to bring any claim against, any other Indemnified Party or any of their assets.

E. In the event that an Indemnified Party is requested, authorized by the Company, or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse the Placement Agent on a monthly basis for all reasonable and documented out-of-pocket expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of its legal counsel.

F. If multiple claims are brought, at least one for which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

G.     The foregoing provisions of this Section 4 are in addition to rights the Placement Agent may have at common law or otherwise, shall inure to the benefit of the Indemnified Parties and their respective successors and assigns and shall be binding on any successor or assign of the Company and successors or assigns to the Company’s business or assets. These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

SECTION 5.      ENGAGEMENT TERM. The Placement Agent’s engagement hereunder will commence on the date hereof and terminate on the earlier of (i) November 10, 2023 and (ii) the Closing Date (such period, the “Engagement Term”). Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the Company’s obligation to pay any fees earned pursuant to Section 3 hereof, to pay expenses pursuant to Section 3 hereof, and the provisions relating to indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination of this Agreement. The Company agrees that during the Engagement Term, all inquiries with respect to the Placement, whether direct or indirect, from prospective investors will be referred to the Placement Agent.

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The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agent’s performance of due diligence it deems it necessary to terminate the engagement, the Placement Agent may do so prior to the Termination Date upon delivering written notice to the Company. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees actually earned and expenses actually incurred pursuant to Section 3 hereof and fees with respect to the Placement Agent Securities if sold in the Placement or in one or more transactions to which Section 3(C) applies. If this Agreement is terminated prior to the completion of the Placement, all fees and expenses due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date).

SECTION 6.      COMPANY AND PLACEMENT AGENT INFORMATION.

A. The Placement Agent will maintain in confidence and will not use for its own benefit or other than for the performance of its obligations under this Agreement (i) any confidential or proprietary information and data disclosed to it by the Company and marked or otherwise designated as “confidential” upon such disclosure; and (ii) information developed by the Placement Agent from the information specified in clause (i) above in performance of its services under this Agreement, and it will not divulge the same to any other persons, except with the Company’s prior consent and as required by law, regulations or judicial order. The Placement Agent will use commercially reasonable efforts to prevent any unauthorized disclosure of the information described in clause (i) and (ii) above. It is understood that the obligations of this section will remain in effect until such time as the information becomes a matter of public knowledge, irrespective of the termination, for any reason, of this Agreement.

B. All notes, records and other documentation or tangible materials (collectively, “Documentation”) made or kept by the Placement Agent in connection with the services performed under this Agreement, or in connection with any inventions made or conceived by the Placement Agent that belong to the Company pursuant to the terms of this Agreement, will be and are the sole and exclusive property of the Company. Upon the termination of this Agreement, Wellington will destroy all confidential information and Documentation. Anything to the contrary notwithstanding, the Placement Agent may retain a copy of all Documentation for regulatory and internal compliance purposes.

SECTION 7.     NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

SECTION 8.      CLOSING. The closing of the sale of the Placement Agent Securities shall be subject to the conditions to the closing as set forth in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent:

A. All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agent.

B. The Placement Agent shall have received a legal opinion and negative assurances letter from counsel to the Company, dated the Closing Date, in the forms reasonably acceptable to the Placement Agent.

C. The Placement Agent shall be entitled to rely on the certificates of the Company’s officers as set forth in Section 2.2 of the Purchase Agreement.

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D. If applicable, FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent on, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 9.      GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable and documented out-of-pocket attorney's fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution of such action or proceeding.

SECTION 10.      ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, including the engagement letter, dated October 25, 2023, by and between the Company and the Placement Agent. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 12.      NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 13.      Press Announcements. The Company agrees that the Placement Agent shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense, subject to the Company’s prior written consent, which will not be unreasonably withheld.

[The remainder of this page has been intentionally left blank.]

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

Very truly yours,

WELLINGTON SHIELDS & CO. LLC

By:
Name:
Title:

Address for notice:
140 Broadway New York, New York 10005 Attn: Howard Brous Email: hbrous@wellingtonshields.com

Accepted and Agreed to as of the date first written above:

INTRUSION INC.

By:
Name: Anthony Scott
Title: President & Chief Executive Officer

Address for notice:

Intrusion Inc.

Attention: Kimberly Pinson

101 East Park Blvd., Suite 1200

Plano, Texas 75074

Email: kimberly.pinson@intrusion.com

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Schedule A

1.	Streeterville Capital, LLC and its affiliates
2.	Kestrel Merchant Partners, Jack Holden & Albert Hanser
3.	Ross Silver and affiliates (Sylva International LLC)
4.	BIMA Capital, Izabela Ochocka & Darren
5.	Ascendiant Capital Markets, Brad Wilhite
6.	Cesar Pereda Lopez (Grupo Perc)
7.	Tony Podesta
8.	Paxton family
9.	Russell Cleveland
10.	All currently serving directors and executive officers

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